FOR IMMEDIATE RELEASE:
Date:	October 24, 2007
Contact:	David Nolan
Executive Vice President and Chief Financial Officer
(315) 336-7300

Rome Bancorp Reports Third Quarter Earnings and Declaration of Quarterly Dividend

Rome Bancorp, Inc. (the "Company") (NASDAQ: ROME), the holding company of The Rome Savings Bank (the "Bank"), announced today the Company's results of operations for the three and nine month periods ended September 30, 2007.

For the three month period ended September 30, 2007, the Company recorded net income of $803,000 or $0.11 per diluted share, compared to $920,000, or $0.11 per diluted share, for the same quarter in 2006. The decrease in quarterly earnings was attributable to a $155,000 decrease in net interest income before provision for loan losses and a $131,000 increase in non-interest expenses, partially offset by a decrease of $25,000 in the loan loss provision, a $44,000 increase in non-interest income and a $100,000 decrease in income tax expense.

The decrease in the current quarter's net interest income is primarily related to a $386,000 increase in interest expense resulting from higher average balances of borrowings and deposit accounts, as well as an increase in the rate of interest paid on these liabilities, consistent with prevailing market rates. Partially offsetting this, interest income for the third quarter of 2007 was $231,000 higher than in the previous year's comparable period. Current quarter interest income on loans grew by $295,000, or 7.1%, over the third quarter of 2006 due to increases in both loan yields and the average balance of the portfolio. Income from investments and interest bearing deposits decreased from the third quarter of 2006 due to declines in average balances of both.

The Company recorded no provision for loan losses in the third quarter of 2007, as compared to a $25,000 provision in the same period of 2006. Throughout 2007, net loan charge-offs have remained at a low level. Additionally, year to date loan growth has been concentrated in the residential mortgage portfolio, which is well collateralized and has a historically lower rate of loan losses. The allowance for loan losses as a percentage of total loans was 0.69% at September 30, 2007, compared to 0.74% at December 31, 2006. The allowance for loan losses as a percent of non-performing loans was 158.1% at September 30, 2007, compared to 178.0% at the previous year end.

Non-interest income for the quarter ended September 30, 2007 was $44,000 higher than in the same period of 2006, principally due to increases in fee revenue. Non-interest expenses for the third quarter increased by $131,000 over the same quarter of 2006, primarily due to increases in employee costs. These cost increases are partially attributable to the opening of the Bank's fifth branch in Lee, New York during the second quarter of this year.

Net income for the Company for the nine month period ended September 30, 2007 was $2.4 million, or $0.30 per diluted share, compared to $1.7 million, or $0.19 per diluted share for the first nine months of 2006. The increase in year to date net income results from an increase in non-interest income of $236,000, a reduction in the provision for loan losses of $140,000 and a decrease in non-interest expense of $1.4 million, which was partially offset by a decrease in net interest income before loan loss provision of $736,000 and a $264,000 increase in income tax expense. The increase in diluted earnings per share is attributable to both the increase in net income as well as a decrease in average shares outstanding resulting from the Company's 2006 and 2007 stock buyback initiatives.

Net interest margin for the nine months ended September 30, 2007 decreased to 4.79% from 5.05% for the same period of 2006. The yields realized on earnings assets increased from 6.25% in the first nine months of 2006 to 6.46% for the current year to date period. The average balance of interest bearing liabilities increased to $195.3 million for the first nine months of 2007 from $181.4 million for the same period last year, while the cost of those liabilities increased to 2.36% in 2007 up from 1.85% in the prior year to date period. The increase in the average balance of liabilities is attributable to increases in borrowings to fund loan and treasury stock investments. The increase in the cost of funds is indicative of current market rates on time deposits and borrowings.

The Company recorded no provision for loan losses in the first three quarters of 2007 compared to a provision for loan losses of $140,000 in the first nine months of 2006. Net loan charge-offs for the first nine months of 2007 decreased to $37,000 compared to net charge-offs of $150,000 in the same period of 2006. Based upon this reduction in loan losses, the stability in the overall loan portfolio and 2007 growth in the residential mortgage portfolio, no provision was deemed necessary through the first three quarters of 2007.

Non-interest income for the first nine months of 2007 increased to $1.6 million from $1.4 million in the same period in 2006. This increase is attributable to increases in fee income, as well as $162,000 of additional increased cash surrender value on a mid-2006 investment in bank-owned life insurance.

Non-interest expense for the first nine-months of 2007 decreased to $7.8 million compared to $9.1 million for the same period in 2006. The majority of this decrease is attributable to a reduction in the cost of the Company's stock based compensation and benefit plans. In the quarter ended June 30, 2006, the Company made stock based compensation grants in the form of options and restricted shares. Generally, these grants vest and are expensed ratably over a five year period, or in the case of retirement. However, certain of the recipients met retirement eligibility criteria at the date of grant and their grants were required to be expensed immediately. This resulted in an additional $1.4 million of stock-based compensation expense being recorded in the second quarter of 2006. The aforementioned increase in income tax expense was primarily a result of higher 2007 year to date pre-tax earnings.

Total assets were $313.9 million at September 30, 2007, compared to $298.8 million at December 31, 2006. The loan portfolio increased by $14.0 million, or 5.3%, during the first nine months of 2007, while deposits increased by $6.8 million, or 3.5%, over the same period. Borrowings have increased to $35.2 million at September 30, 2007 from $20.2 million at December 31, 2006, with the proceeds being used to fund loan growth and repurchase 667,000 treasury shares at a cost of $8.2 million.

Charles M. Sprock, Chairman, CEO and President of Rome Bancorp, Inc., stated, "Our third quarter results, particularly our net interest margin, remained very solid given the recent interest rate environment. These results, combined with our balance sheet growth and ability to maintain strong asset quality speak to the strength of our core operations."

The Company also announced that its Board of Directors has declared a quarterly cash dividend on its common stock of 8.0 cents ($0.08) per share for stockholders of record at the close of business on November 9, 2007. The dividend is payable on November 23, 2007.

Forward-Looking Statements

Statements included in this discussion and in future filings by Rome Bancorp, Inc. with the Securities and Exchange Commission, in Rome Bancorp, Inc. press releases, and in oral statements made with the approval of an authorized executive officer, which are not historical or current facts, are "forward-looking statements" made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, and are subject to certain risks and uncertainties that could cause actual results to differ materially from historical earnings and those presently anticipated or projected. Rome Bancorp, Inc. wishes to caution readers not to place undue reliance on such forward-looking statements, which speak only as of the date made. The following important factors, among others, in some cases have affected and in the future could affect Rome Bancorp, Inc.'s actual results, and could cause Rome Bancorp, Inc.'s actual financial performance to differ materially from that expressed in any forward-looking statement: (1) competitive pressures among depository and other financial institutions may increase significantly; (2) revenues may be lower than expected; (3) changes in the interest rate environment may reduce interest margins; (4) general economic conditions, either nationally or regionally, may be less favorable than expected, resulting in, among other things, a deterioration in credit quality and/or a reduced demand for credit; (5) legislative or regulatory changes, including changes in accounting standards, may adversely affect the business in which the Company is engaged; (6) competitors may have greater financial resources and developed products that enable such competitors to compete more successfully than the Company; and (7) adverse changes may occur in the securities markets or with respect to inflation. The foregoing list should not be construed as exhaustive, and Rome Bancorp, Inc. disclaims any obligation to subsequently revise any forward-looking statements to reflect events or circumstances after the date of such statements, or to reflect the occurrence of anticipated or unanticipated events.

Rome Bancorp, Inc.
Selected Financial Data
(Unaudited)
(Dollars in thousands, except per share data)

	As of
	September 30, 2007	December 31, 2006
Selected Financial Condition
Data:
Total assets	$313,851	$298,759
Loans, net	276,647	262,572
Securities	6,649	6,841
Cash and cash equivalents	7,796	7,858
Total deposits	202,763	196,006
Borrowings	35,196	20,172
Total shareholders' equity	70,478	77,031
Allowance for loan losses	1,928	1,965
Non-performing loans	1,219	1,104
Non-performing assets	1,264	1,149

	For the three months ended September 30,		For the nine months ended September 30,
	2007	2006	2007	2006
Selected Operating Data:
Interest income	$4,512	$4,281	$13,276	$13,075
Interest expense	1,259	873	3,448	2,511
Net interest income	3,253	3,408	9,828	10,564
Provision for loan losses	0	25	0	140
Net interest income after provision	3,253	3,383	9,828	10,424
for loan losses
Non-interest income:
Service charges and other income	547	503	1,618	1,382
Net gain on securities	0	0	11	11
Total non-interest income	547	503	1,629	1,393
Non-interest expense	2,559	2,428	7,742	9,103
Income before income taxes	1,241	1,458	3,715	2,714
Income tax expense	438	538	1,328	1,064
Net income	$803	$920	$2,387	$1,650

Rome Bancorp, Inc.
Selected Financial Data
(Unaudited)
(Dollars in thousands, except per share data)

	For the three months ended September 30,		For the nine months ended September 30,
	2007	2006	2007	2006
Selected Financial Ratios and Other Data:
Performance Ratios:
Basic earnings per share	$0.11	$0.11	$0.31	$0.19
Diluted earnings per share	$0.11	$0.11	$0.30	$0.19
Return on average assets	1.04%	1.24%	1.05%	0.73%
Return on average equity	4.39%	4.47%	4.25%	2.52%
Net interest rate spread (1)	3.96%	4.44%	4.10%	4.40%
Net interest margin (1)	4.65%	5.07%	4.79%	5.05%
Non-interest expense to average	3.30%	3.28%	3.40%	4.03%
assets
Efficiency ratio (1)	67.13%	61.82%	67.41%	75.81%
Average interest-earning assets to
average interest-bearing liabilities	138.32%	149.26%	141.12%	154.99%

	As of
	September 30, 2007	December 31, 2006
Equity Ratios:
Equity to assets	22.46%	25.78%
Book value per share	$8.86	$9.10

Asset Quality Ratios:
Nonperforming loans as percent of loans	0.44%	0.42%
Nonperforming assets as percent of total assets	0.40%	0.38%
Allowance for loan losses as a percent of loans	0.69%	0.74%
Allowance for loan losses as a percent of non- performing loans	158.1%	178.0%

Notes:
(1) Includes tax equivalent adjustment for the Company's tax-exempt municipal securities.